Exhibit 10(a)
THE SCOTTS MIRACLE-GRO COMPANY
2003 STOCK OPTION AND INCENTIVE EQUITY PLAN
AWARD AGREEMENT FOR NONDIRECTORS
The Scotts Miracle-Gro Company (“Company”) believes that its business interests are best served by ensuring that you have an opportunity to share in the Company’s business success. To this end, the Company sponsors the 2003 Stock Option and Incentive Equity Plan (“Plan”) through which key employees, like you, may acquire (or share in the appreciation of) common shares of the Company.
We cannot guarantee that the value of your Award (or the value of the common shares you acquire through an Award) will increase. This is because the value of the Company’s common shares is affected by many factors. However, the Company believes that your efforts contribute to the value of the Company’s common shares and that the Plan (and the Awards made through the Plan) is an appropriate means of sharing with you the value of your contribution to the Company’s business success.
This Agreement describes the type of Award that you have been granted and the conditions that must be met before you may receive the value associated with your Award. To ensure you fully understand these terms and conditions, you should:
•	Carefully read this Award Agreement and the attached copies of the Plan and Prospectus; and

•	Call us at 937-578-5630 if you have any questions about your Award. Or, you may send a written inquiry to:
The Scotts Miracle-Gro Company
Attention: Robert J. Hanley
Vice President Global Total Rewards
14111 Scottslawn Rd.
Marysville, OH 43041

Description of Your Performance Shares
You have been awarded 10,000 Performance Shares which will mature into an equal number of common shares of the Company if the following performance goal is met before October 1, 2006 (“Measurement Date”) and you meet all other Plan conditions:
Vesting will occur on the Measurement Date if you have met the performance criteria based on FY06 Project Excellence (“PE”) Goals as detailed in Attachment A.
The Compensation and Organization Committee of the Board of Directors will review and evaluate whether performance criteria have been met before the Measurement Date. The award will be forfeited if performance criteria have not been met by the Measurement Date.
Your Rights in Performance Shares Before the Measurement Date
Until all performance goals and applicable conditions have been met, your Performance Share certificates will be held in escrow. Also, the Company will defer distribution of any dividends that are declared on your Performance Shares until the Measurement Date. These dividends will be distributed as of the Measurement Date if all the performance goals are met or will be forfeited if the performance goals have not been met.
However, you may vote your Performance Shares before all the performance goals described in this Agreement are met. This is the case even though your Performance Shares will not be distributed to you until the Measurement Date.
Tax Treatment of Your Performance Shares
This brief discussion of the federal tax rules that affect your Performance Shares is provided as general information (not as personal tax advice) and is based on the Company’s understanding of federal tax laws and regulations in effect as of the date of this Agreement.
You should consult with a tax or financial adviser to ensure you fully understand the tax ramifications of your Performance Shares.
You are not required to pay income taxes on your Performance Shares at this time. However, you will be required to pay income taxes (at ordinary income tax rates) when (and if) applicable performance goals are certified as being met. The amount of ordinary income you will recognize is the value of your Performance Shares when the performance goals described in this Agreement are certified as being met. Any subsequent appreciation of the common shares will be taxed at capital gains rates when you sell the common shares. If applicable performance goals are not met before the Measurement Date, your Performance Shares will expire and no taxes will be due.
You may increase the portion of your Award’s value that is subject to capital gains tax rates by making a special election [known as a Code §83(b) election] within 30 days of the date of this Agreement. However, there are important tax and investment issues that you must consider before making a Code §83(b) election. These should be discussed with your personal tax and investment adviser.

GENERAL TERMS AND CONDITIONS
These terms and conditions apply to all Awards issued under this Award Agreement. This is merely a summary of these important terms and conditions; you are urged to read the entire Plan and Prospectus (copies of which are attached), all of the terms of which are incorporated by reference into this Award Agreement.
1.00 Loss of an Award. There are ways in which you may forfeit an Award.
[1] If You Terminate Employment . . .
Normally, your Awards will be cancelled on the date specified earlier in this Agreement unless all conditions to your acquiring the common shares or other amounts subject to your Awards have been satisfied before that date. However, these Awards may be cancelled earlier than that date if you terminate employment (as defined in the Plan).
[a] If your employment is terminated by the Company or a Subsidiary for “cause” or you resign other than due to “Constructive Termination”, in each case as such terms are defined in the Employment Agreement and Covenant Not To Compete between you and the Company that is effective October 1, 2004 (or in any successor to, or renewal of, such agreement) (the “Employment Agreement”), the Award may expire earlier than its Expiration Date as provided in the Plan based on those events; or
[b] If you terminate employment because you [i] die or [ii] become disabled (as defined in the Plan), the Awards will expire no later than 60 months after you terminate (12 months in the case of any ISOs); or
[c] If you terminate after reaching either [i] age 55 and completing at least 10 years of employment or [ii] age 62 regardless of your years of service, the Awards will expire no later than 60 months after you terminate (three months in the case of ISOs); or
[d] If you terminate employment for any other reason, your Awards will expire no later than 90 days after you terminate.
Note, it is your responsibility to keep track of when your Awards expire.
[2] If You Engage in Conduct That is Harmful to the Company (or Subsidiary) . . .
You also will forfeit any outstanding Awards and must return to the Company all common shares and other amounts you have received through the Plan if, without our consent, you do any of the following within 180 days before and 730 days after terminating employment with the Company:
[a] You serve (or agree to serve) as an officer, director, consultant or employee of any proprietorship, partnership or corporation or become the owner of a business or a member of a partnership that competes with any portion of the Company’s (or a Subsidiary’s) business with which you have been involved anytime within five years before termination of employment or render any service (including without limitation, advertising or business consulting) to entities that compete with any portion of the

Company’s (or a Subsidiary’s) business with which you have been involved anytime within five years before termination of employment;
[b] You refuse or fail to consult with, supply information to or otherwise cooperate with the Company after having been requested to do so;
[c] You deliberately engage in any action that we conclude has caused substantial harm to the interests of the Company or any Subsidiary;
[d] On your own behalf or on behalf of any other person, partnership, association, corporation or other entity, solicit or in any manner attempt to influence or induce any employee of the Company or a Subsidiary to leave the Company’s or Subsidiary’s employment or use or disclose to any person, partnership, association, corporation or other entity any information obtained while an employee of the Company or any Subsidiary concerning the names and addresses of the Company’s and any Subsidiary’s employees;
[e] You disclose confidential and proprietary information relating to the Company’s and its Subsidiaries’ business affairs (“Trade Secrets”), including technical information, product information and formulae, processes, business and marketing plans, strategies, customer information and other information concerning the Company’s and Subsidiaries’ products, promotions, development, financing, expansion plans, business policies and practices, salaries and benefits and other forms of information considered by the Company to be proprietary and confidential and in the nature of Trade Secrets;
[f] You fail to return all property (other than personal property), including keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data, formulae or any other tangible property or document and any and all copies, duplicates or reproductions that you have produced or received or have otherwise been submitted to you in the course of your employment with the Company or any Subsidiary; or
[g] You engaged in conduct that the Committee reasonably concludes would have given rise to a termination for cause (as defined in the Plan) had it been discovered before you terminated.
2.00 Cancellation Of Awards By Company. Except as otherwise specifically provided in this Award Agreement, your Award shall be noncancellable, unless you consent in writing.
3.00 Amendment/Termination. We may amend or terminate the Plan at any time, but we may not cancel or terminate your Award without your written consent, except as otherwise specifically provided in this Award Agreement. Your Award shall vest, become exercisable, or mature, as applicable, in the event of your termination of employment by the Company for any reason other than for “Cause”, or in the event you resign following “Constructive Termination,” in each case as such terms are defined in the Employment Agreement.
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You must sign this Agreement; if you do not, your Award will be cancelled. By signing this Agreement, you acknowledge that this Award is granted under and is subject to the terms and conditions described in this Agreement and in the Plan.

OPTIONEE/GRANTEE	THE SCOTTS MIRACLE-GRO COMPANY

/s/ Robert F. Bernstock	/s/ David M. Aronowitz

Robert F. Bernstock	David M. Aronowitz

(date signed) 1/17/06	(date signed) JAN 05
DATE OF THIS AGREEMENT: December 9, 2005